Exhibit 8.2

Ernst & Young Tel: + 353 21 480 5700 Business Advisors Fax: + 353 21 427 2465 City Quarter ey.com Lapps Quay Cork Ireland

The Board of Directors	22 January 2015
Nexvet Biopharma public limited company
National Institute for Bioprocessing Research and Training	Ref: EY / NVET
Foster Avenue
Mount Merrion
Blackrock
Dublin, Ireland

Nexvet Biopharma public limited company

Dear Sirs,

We have acted as Irish tax advisers to Nexvet Biopharma public limited company (the “Company”), in connection with the registration statement on Form S-1 (“Registration Statement”) originally filed with the Securities and Exchange Commission (“SEC”) on 30 December 2014, under the Securities Act of 1933, as amended, for the initial public offering of the Company’s ordinary shares. In connection with the filing of the Registration Statement, we have been requested to render our opinion in relation to the matters hereinafter set forth (“Opinion”).

1.	Basis of Opinion

1.1	We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name, Ernst & Young Business Advisors, in the section entitled “Taxation—Irish Tax Considerations”. In giving this consent, we do not thereby admit that we are in the category of persons, whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

1.2	This Opinion is provided solely for the benefit of the Company and its shareholders in connection with the filing of the Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other party for any other purpose without our express written consent.

1.3	This Opinion is solely confined to matters relating to Irish tax law and practice. We have made no investigation of and express no opinion as to the law and practices of any other jurisdiction and we have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our Opinion as stated herein.

1.4	This Opinion is based on our interpretation of Irish tax law as interpreted by the Irish Courts together with our understanding of the administrative practices applied by the Irish tax authorities. In particular, our Opinion relies on the confirmations received from the Irish tax authorities with respect to Irish stamp duty and dividend withholding tax as referenced in the Registration Statement.

J Bollard, N Byrne, B Cassidy, J Heffernan, K McLoughlin, P Moran, E O’Doherty, D O’Neill, F O’Neill, D O’Sullivan, J Ryan, S Connellan, Ernst & Young Ireland.

The Irish firm Ernst & Young is a member practice of Ernst & Young Global Limited. It is authorised by the Institute of Chartered Accountants in Ireland to carry on investment business in the Republic of Ireland.

1.5	This Opinion represents our conclusions only and is not binding on any tax authority, Court of law, tribunal, administrative agency or other governmental body. No assurances can be given that future legislative, administrative or judicial changes, would not adversely affect the accuracy of the conclusions stated herein and in the Registration Statement.

1.6	This Opinion speaks as of its date and we assume no obligation to update this Opinion at any time or to advise the Company of any future legislative, administrative or judicial changes or any change in the practices of the Irish tax authorities which may occur after the date of this Opinion.

1.7	This Opinion is strictly limited to the matters stated herein and does not extend to and is not to be read as extending by implication or otherwise to any other matter.

1.8	For the purposes of rendering this Opinion, we have examined the Registration Statement and other such documents and records as we have deemed relevant for rendering this Opinion.

1.9	We express no opinion on any matter besides Irish tax and in particular we express no opinion on the correctness or completeness of the Registration Statement.

1.10	This Opinion is to be construed in accordance with and governed by the laws of Ireland as interpreted by the Irish Courts at the date hereof.

1.11	All words and phrases defined in the Registration Statement and not defined herein shall have the same meaning as are respectively assigned to them in the Registration Statement.

2.	Assumptions

For the purpose of expressing this Opinion, we have assumed the following (without independent verification):

2.1	the Company is and will continue to be resident in Ireland under Irish tax law and will not be resident elsewhere;

2.2	the completeness and authenticity of all documents submitted to us;

2.3	the genuineness of all signatures and seals on all documents submitted to us;

2.4	the accuracy as to the factual matters of each document we have reviewed;

2.5	that any person signing any agreement, instrument or other document was legally competent to do so at the time of execution; and

2.6	that there is no factual information or other document possessed by any person other than ourselves of which we are not aware, but which we should have been aware for the purposes of this Opinion.

3.	Opinion

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth above, we hereby confirm that the discussion under the section of the Registration Statement entitled “Taxation—Irish Tax Considerations”, insofar as it relates to matters of Irish tax law and practice, represents our opinion as to the material Irish tax consequences of the ownership and disposition of the Company’s ordinary shares.

Yours faithfully,

/s/ Ernst & Young

Ernst & Young Business Advisors